Exhibit 3.3

PROMISSORY NOTE

October 31, 2019 $100,000.00	Jupiter, FL

FOR VALUE RECEIVED, the undersigned, Cytonics Corporation (“Borrower”), a Florida corporation at the office of Borrower at 658 W. Indiantown Road, Suite 214, Jupiter, FL 33458, unconditionally promises to pay to the order of JK Garvey Investment Co., L.P., its successors or assigns (“Lender”), at the office of Lender at [300 W Douglas #1050, Wichita, KS 67202] or at such other place as may be designated in writing by Lender, the principal sum of One Hundred Thousand Dollars ($100,000.00) (the “Loan”), together with interest thereon from the date set forth above, payable as follows:

Said principal sum shall bear interest from the date hereof (Issue Date”) until the Maturity Date (as defined below), accrued at an annual rate of ten percent (10%).

The entire outstanding principal balance and all accrued but unpaid interest shall be due and payable on or before October 31, 2024 (the “Maturity Date”).

The Borrower may elect to redeem and repay the Loan at any time prior to conversion, provided that the Lender is notified of the call 15 days in advance and given the opportunity to convert all outstanding principal and accrued interest into stock (“Shares”), in return for payment of all principal and accrued and unpaid interest, at a conversion price of $2.00 per share.

At any time following the Issue Date and prior to the completion of an IPO (as defined in the last paragraph), the Lender may elect to convert all, but only all, of the outstanding principal and accrued interest into Shares at a conversion price of $2.00 per share.

At any time following the completion of an IPO, the Lender may elect to convert all, but only all, of the outstanding principal and accrued interest into Shares at a 10% discount to the IPO share price.

At any time following the completion of a public offering of stock for gross proceeds of at least $1,000,000 pursuant to an effective registration statement under the Securities Act (an “IPO”) , the Borrower may elect to require the Lender to convert all, but only all, of the outstanding principal and accrued interest into Shares at a 10% discount to the IPO share price.

The Borrower and endorser waive demand, protest and notice of maturity, non-payment or protest and all requirements necessary to hold his liable as Lender and endorser.

The Borrower and endorser further agrees to pay all costs of collection, including a reasonable attorney's fee in case any payment on the principal or any interest thereon is not paid at the respective maturity thereof, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

If default be made in the payment of any of the sums or interest mentioned herein, for a period in excess of 15 days after due, or in the performance of any of the agreements contained herein, then the entire principal sum and accrued interest shall at the option of the Lender hereof become at once due and collectible without notice, time being of the essence; and said principal sum and accrued interest shall both bear interest from such time until paid at a rate of 15%.

The Borrower, for itself and its successors and assigns, hereby waives presentment, protest, notice of demand, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind whatsoever, except for the written notice of acceleration provided for in the immediately preceding paragraph. Any failure by the Borrower to exercise any right hereunder or otherwise available at law or in equity shall not be construed as a waiver of the right to exercise the same, or any other right or remedy , at any time .

No waiver, amendment or other modification of this Note shall be binding upon either the Lender or the Borrower, unless in writing and signed by a duly-authorized representative of both parties. If any provision of this Note shall be prohibited or invalid under applicable law , such provision shall be ineffective but only to the extent of such prohibition or invalidity, and without invalidating the remainder of such provision or the remaining provisions of this Note.

Borrower may assign or transfer any or all of the obligations hereunder. This Note shall be binding upon the Lender and its successors and assigns. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

No Inconsistent Agreements. None of the parties hereto will on effective date or hereafter, enter into any agreement, which is inconsistent with the rights granted to the parties in this Note and this Note supersedes all agreements that are inconsistent with the terms herein.

Subscription Agreement. The Lender is executing simultaneously herewith or has executed a Subscription Agreement in favor of the Borrower (“Subscription Agreement”). The indebtedness evidenced by this Note is in accordance with the Subscription Agreement and all of the covenants, conditions and agreements contained in the Subscription Agreement are hereby made a part of and incorporated into this Note by this reference. Reference is hereby made to the Subscription Agreement for a description of the Loan covered thereby, and the rights of the Lender and the obligations of Borrower in respect thereto, but neither this reference to the Subscription Agreement nor any provisions thereof will affect or impair the obligation of Borrower to pay the principal of this Note and all other sums or charges hereunder when due and payable in accordance with the terms and conditions hereof.

All payments to be made to the Lender shall take first priority over any payments made to the Borrower's shareholders.

Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THE LENDER TO LOAN TO THE BORROWER THE MONIES HEREUNDER, THE BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and effective as of the day and year first above written.

Borrower: Cytonics Corporation	Lender: JK Garvey Investment Co., L.P.

/s/ Joey Bose	/s/ John K. Garvey
Joey Bose	[Endorser] John K. Garvey
President	[Title] Partnership Manager
10/24/19	[Date] 10/23/19